Exhibit 10.16

English translation of the executed copy

The Equity Transfer Agreement Regarding

Beijing Sunshine Bio-product Sales Company Limited

Entered Into Between

Shenyang Sunshine Pharmaceutical Company Limited

and

Dongmei Su

EQUITY TRANSFER AGREEMENT

THIS AGREEMENT is entered into between the following parties in Shenyang on September 2, 2006:

Party A: Shenyang Sunshine Pharmaceutical Company Limited

Legal Address: No. 3 A1, Road 10, Shenyang Economy & Technology Development Zone

Legal Representative: Dan Lou

Party B: Dongmei Su

Identity Card Number: 2201041970011011543

Whereas,

1.	Party A is company with limited liability established and validly existing according to the laws of the People’s Republic of China (hereinafter the “PRC”), which is legally holding 45% equity of Beijing Sunshine Bio-product Sales Company Limited (hereinafter the “Beijing Sunshine”);

2.	Party B is a legitimate Chinese citizen with complete civil right and civil action capabilities, who is legally qualified to acquire the equity of Beijing Sunshine according to relevant laws;

3.	Beijing Sunshine is a company with limited liability incorporated and validly existing in Beijing according to the laws of the PRC, which is mainly engaged in the technology development, technology transfer, technology consultation, technology services of bio-pharmaceuticals; the sale of developed products (excluding non-patented products), medical equipment, chemical products, bio-products, extracorporeal diagnosis reagent; information consultation (excluding intermediary engagements); and the provision of labor services on commission basis. Its registered capital is RMB 1.01 million, which is fully paid up, with Party A and Shenyang Keweier Advanced Technology Co., Ltd. as existing shareholders, and its equity is held as to 45% by Party A, 55% by Shenyang Keweier Advanced Technology Co., Ltd.;

4.	Party A agrees to transfer and Party B agrees to acquire the Subject Equity according to the stipulated terms and conditions hereof.

Accordingly, Party A and Party B reach an agreement as follows:

Article 1 Definitions

Unless otherwise provided or stipulated in the laws and regulations of the PRC, or in other legally binding rules, documents, orders or notices, and in this Agreement, the terms and expressions hereof shall have the following definitions and meanings:

1.1 Subject Equity refers to the 45% equity of Beijing Sunshine to be transferred by Party A to Party B according to this Agreement.

1.2 Effective Date of this Agreement refers to the day on which this Agreement is signed by the Parties hereto.

1.3 Equity Transfer Completion Date refers to the day on which the Parties hereto complete relevant registration procedures with the industrial and commercial administration in respect of the changes related to this equity transfer.

Article 2 Subject Equity

2.1 Party A agrees to transfer, and Party B agrees to acquire the Subject Equity held by Party A together with all rights, interests, and propositions in relation to the Subject Equity, as well as all rights entitled according to law.

2.2 Party A agrees that, with effect from the Equity Transfer Completion Date, Party B shall forthwith enjoy and bear the rights and obligations in relation to the Subject Equity, whereas Party A shall no longer enjoy and bear the rights and obligations in relation to the Subject Equity.

Article 3 Transfer Price

3.1 As agreed after consultation by Party A and Party B, the price for the transfer of the Subject Equity is ascertained to be RMB 454,500, which is equivalent to the capital contribution made by Party A;

3.2 The Parties hereto agree that Party B shall settle the transfer price in RMB, the specific payment method of which is that it shall be fully paid up within 6 months from the Effective Date hereof.

Article 4 Equity Transfer Timing

The Parties hereto agree to complete registration procedures with the industrial and commercial administration in respect of the changes related to this equity transfer within 30 days from the Effective Date hereof.

Article 5 Validity

This Agreement shall take effect from the day on which it is signed by the Parties hereto.

Article 6 Confidentiality

Unless otherwise expressly provided or required by relevant laws and regulations of the PRC, or by relevant articles of association of the company, without the consent of the other party, no party shall, before the completion of the transaction contemplated hereof, disclose any content hereof to any third party other than the parties involved in such transaction.

Article 7 Default Liability

The Parties hereto shall abide by all stipulations hereof. In case the behavior of either party causes losses (including economic losses and expenses) of the other party, the defaulting party shall compensate the non-defaulting party fully and adequately.

Article 8 Settlement of Disputes

Any dispute over this Agreement arisen in the performance of the same shall be settled by the Parties hereto through friendly consultation or mediation. In case the dispute cannot be settled through consultation, either party may, in respect of the dispute, file a lawsuit with a court of competent jurisdiction for settlement.

Article 9 Open Terms of this Agreement

The Parties hereto agree that, after signing this Agreement, any open terms hereof are subject to further negotiation and a supplementary agreement. Such supplementary agreement shall form an integral part of this Agreement and shall be of the same legal effect.

Article 10 Miscellaneous

10.1	Without the written consent of the other party, no party shall transfer its rights and obligations hereunder to a third party.

10.2	The original hereof is made in triplicate, with the Party A, Party B and Beijing Sunshine each retaining one copy thereof, respectively. Each original shall be of the same legal effect.

Party A: Shenyang Sunshine Pharmaceutical Company Limited

Authorized Representative: /s/ Dan Lou (affixed with the company seal of Shenyang Sunshine Pharmaceutical Company Limited)

Party B: Dongmei Su

Signature:	/s/ Dongmei Su

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